UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 20, 2015

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (262) 293-1500

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 22, 2015, the Board of Directors of Actuant Corporation (the “Company”), in connection with its annual review of the Company’s Bylaws, adopted certain amendments to the Bylaws effective on such date. The following is a summary of changes effected by adoption of the amended Bylaws. In addition to the amendments described below, the amended Bylaws include certain technical corrections and non-substantive changes.
Section 2.01. The former Bylaws stated that the annual meeting of shareholders shall be held on the second Tuesday in January unless the Board fixed a different date. The amended Bylaws provide that the Board shall fix the annual meeting date.
Sections 2.02, 2.04 and 2.05. The amended Bylaws clarify procedures for the calling and holding of special shareholders meetings.
Sections 2.07 and 2.08. The amended Bylaws clarify that the Board and the Chairman of the meeting have the authority to establish rules regarding the conduct of a shareholders meeting.
Section 2.11. The amended Bylaws supplement the disclosure requirements regarding the proposing shareholder’s and beneficial owners economic, voting, and other interests that may be material to the Company’s and its shareholders’ evaluation of the proposal or nomination and require the proposing shareholder to update and supplement the disclosures, if necessary, to ensure the Company and its shareholders have current and accurate information. The amended Bylaws clarify that the only business to be conducted at a shareholders meeting is the business for which the shareholder has properly noticed to ensure the Company and its shareholders understand the business to be conducted at the special meeting.
Section 3.01. The amended Bylaws allow to the Board to change the number of directors by resolution rather than having the Board amend the Bylaws.
Section 3.04. The amended Bylaws provide that the Chairperson, the President or at least one-third of the directors (rather than only one member of the Board) are empowered to call a special meeting of the Board.
Section 4.01. The amended Bylaws specifically provide for a Chief Executive Officer in the officer provisions of the Bylaws.
Article VIII. The amended Bylaws update and clarify the provisions relating to the indemnification of directors and officers.
In addition to the amendments described above, the Bylaw amendments include certain changes to (a) delete language that is otherwise duplicative of the Wisconsin Business Corporation Law, (b) enhance consistency with the Wisconsin Business Corporation Law and (c) make various technical corrections and non-substantive changes.
The foregoing descriptions of the amended Bylaws do not purport to be complete and are qualified in their entirety by reference to the amended Bylaws, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K.

Item 8.01    Other Events.
Dividend.

On July 22, 2015, the Company announced that its Board of Directors approved a cash dividend on the Company’s common stock. The Board declared an annual dividend of $0.04 per common share payable on October 15, 2015 to shareholders of record at the close of business on September 30, 2015.

A copy of the press release announcing the dividend is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Senior Secured Notes Offer to Purchase.

On July 20, 2015, at 5:00 p.m. Eastern Time, the Company’s offer to purchase for cash (the “Offer”) up to $165,000,000 of its 5.625% Senior Secured Notes due 2022 (the “Notes”) expired. U.S. Bank National Association, the tender agent for the Offer, advised the Company that an aggregate principal amount of $11,941,000 of the Notes were validly tendered and not validly withdrawn prior to the expiration of the Offer. This represents approximately 3.98% of the aggregate principal amount of Notes outstanding upon commencement of the Offer. All of the Notes validly tendered and not validly withdrawn have been accepted for purchase pursuant to the terms of the Offer. After giving effect to this purchase, $288,059,000 in aggregate principal amount of the Notes remains outstanding.

The Offer was made pursuant to requirements of the indenture governing the Notes, which requires the Company, subject to certain conditions, to make an offer to purchase the Notes with certain excess proceeds of assets sales. The purchase price in the Offer was equal to 100% of the principal amount tendered, together with accrued interest.

Election of Executive Vice President, Human Resources.

On July 22, 2015, Eugene Skogg was elected as Executive Vice President, Human Resources of the Company and was designated an “executive officer” of the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
3.1    Amended and Restated Bylaws of Actuant Corporation
99.1    Press Release of the Company dated July 23, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: July 23, 2015
/s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer